Exhibit 10.19

SETTLEMENT AGREEMENT

This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”) and the Defense Health Agency (“DHA”), acting on behalf of the TRICARE Program (collectively, the “United States”), Ra Medical Systems, Inc. (“RMS”), and Robert Gruber (hereafter collectively referred to as “the Parties”), through their authorized representatives.

RECITALS

A.RMS is a Delaware corporation with its principal place of business in Carlsbad, California. At all relevant times herein, RMS distributed, marketed, and sold medical devices in the United States, including devices marketed under the trade name DABRA Laser System (“DABRA Laser”). During the relevant time period, the DABRA Laser was cleared by the U.S. Food and Drug Administration (“FDA”) only for use in crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease. During the relevant period, RMS sought FDA clearance for the DABRA Laser for use in atherectomy, but the FDA declined the request in May 2017. The DABRA Laser has never had any FDA clearance or approval for use in atherectomy.

B.On July 10, 2019, Robert Gruber (“Relator”) filed a qui tam action in the United States District Court for the Eastern District of Michigan captioned United States, et al., ex rel. Gruber v. Ra Medical Systems, Inc., et al. (E.D. Mich.) pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Civil Action”).

C.RMS has entered or will be entering into separate settlement agreements, described in Paragraph 1.b., below (hereinafter referred to as the “Medicaid State Settlement Agreements”), with certain states and the District of Columbia in settlement of the Covered Conduct. States with which RMS executes a Medicaid State Settlement Agreement in the form to which RMS and the State Negotiating Team have agreed, or in a form otherwise agreed to by RMS and an individual State, shall be defined as “Medicaid Participating States.”

D.The United States contends that RMS submitted or caused to be submitted claims for payment to: the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395111 (“Medicare”), the Medicaid Program, 42 U.S.C. §§ 1396-1396w-5 (“Medicaid”), and the TRICARE Program, 10 U.S.C. §§ 1071-1110b (“TRICARE”).

E.The United States contends that it has certain civil claims against RMS for engaging in the following conduct during the period from May 1, 2017 through October 31, 2019 (hereinafter referred to as the “Covered Conduct”):

(1)RMS knowingly offered and paid illegal remuneration to certain physicians to induce them to use the DABRA Laser in violation of the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b). The United States contends that the illegal remuneration consisted of cash payments and fees paid in connection with purported training events and consulting services. The United States further contends that RMS tracked utilization of its high-volume physician customers using an internal document titled “Who Deserve[] Love,” which was used to identify physicians that RMS should target with offers of improper remuneration.

(2)RMS knowingly marketed the DABRA Laser for use in atherectomy procedures, where plaque is mechanically removed from occluded blood vessels in patients suffering from peripheral artery disease, an affliction affecting a person’s arteries that is a complication associated with smoking, obesity, and especially diabetes. The DABRA Laser was not approved or cleared by the FDA for use in atherectomy procedures. In addition, RMS knowingly marketed the DABRA Laser despite product performance issues causing frequent calibration and overheating problems, which posed a risk to physicians and patients and prompted a Class 2 recall in August 2019. Some of these uses were not reasonable and necessary for the diagnosis or treatment of an illness or injury under 42 U.S.C. § 1395y(a)(1(A), and thus were not covered by Medicare, Medicaid, or TRICARE.

As a result of the foregoing Covered Conduct, the United States alleges that RMS knowingly submitted or caused the submission of false or fraudulent claims for the DABRA Laser to be submitted to, or caused purchases by, Medicare, Medicaid and TRICARE.

F.This Settlement Agreement is neither an admission of liability by RMS nor a concession by the United States that its claims are not well founded.

G.Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to Relator’s reasonable expenses, attorneys’ fees and costs.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.RMS shall pay to the United States and the Medicaid Participating States collectively the sum of $2,500,000 (“Settlement Amount”), which constitutes restitution to the United

States and the Medicaid Participating States. The Settlement Amount shall be paid to the United States and the Medicaid Participating States as follows:

(a)RMS shall pay to the United States the sum of $2,363,483.46 (“Federal Settlement Amount”). The Federal Settlement Amount shall be paid by electronic funds transfer pursuant to written instructions from the United States no later than five (5) business days after this Agreement is fully executed by the Parties and delivered to RMS’ attorneys.

(b)RMS shall pay the Medicaid Participating States the sum of $136,516.54, to be disbursed in accordance with written instructions from the State Negotiating Team and under the terms and conditions of the agreements that RMS will enter into with the Medicaid Participating States.

2.Conditioned upon the United States receiving the Federal Settlement Amount from RMS and as soon as feasible after receipt, the United States agrees to pay Relator the sum of $496,331.53 as Relator’s share of the proceeds pursuant to 31 U.S.C. § 3730(d). Conditioned upon the United States receiving the payments from RMS identified in paragraphs 21 or 22, the United States agrees that it shall pay to Relator by electronic funds transfer 21 percent of each such payment received under the Settlement Agreement as soon as feasible after receipt of the payment. No other Relator payments shall be made by the United States with respect to the matters covered by this Agreement.

3.Subject to the exceptions in Paragraph 7 (concerning excluded claims) below, and conditioned upon RMS’s full payment of the Federal Settlement Amount, and subject to Paragraphs 21 through 23, below (concerning revenues, sales, or bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States releases RMS from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42

U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.

4.In consideration of the obligations of RMS in this Settlement Agreement, and conditioned upon the payments and non-monetary consideration described in the Settlement Agreement, Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, agrees to release and forever discharge RMS and its present and former parents, subsidiaries, affiliates, agents, servants, employees, attorneys, representatives, partners, employers, insurance carriers, officers, directors, assigns, employee benefit plans, predecessors in interest and successors in interest (collectively the “RMS Released Entities”) of and from any and all claims, actions, damages, liabilities, losses, expenses, compensations, reimbursements, actions, rights, suits, proceedings and causes of action of whatsoever kind or nature, in law or in equity, known or unknown, suspected or unsuspected, contingent or non-contingent, matured or unmatured, whether or not concealed or hidden, and without regard to the subsequent discovery or existence of such different or additional facts, of any kind of nature whatsoever, now existing or arising in the future, based on any act, omission, event, occurrence or nonoccurrence from the beginning of time to the date of execution of this Agreement, including but not limited to, any claims or causes of action arising out of or in any way relating to, or which have been or could have been made in, the Civil Action, except for Relator’s claims against RMS for reasonable expenses, attorneys’ fees and costs under 31 U.S.C. § 3730(d), and for retaliation under 31 U.S.C. § 3730(h), both of which are the subject of separate agreements. Also, this release does not include any of the defendants named in the Civil Action, other than RMS.

5.In consideration of the obligations of RMS in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS and RMS, and conditioned upon RMS’s full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against RMS under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in this Paragraph and in Paragraph 7 (concerning excluded claims), below. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude RMS from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7, below.

6.In consideration of the obligations of RMS set forth in this Agreement, and upon the United States’ receipt of full payment of the Settlement Amount, DHA shall release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against RMS under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in this paragraph and in Paragraph 7 (concerning reserved claims), below. DHA expressly reserves authority to exclude RMS from the TRICARE Program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii) (mandatory exclusion), based upon the Covered Conduct. Nothing in this paragraph precludes DHA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7, below.

7.Notwithstanding the releases given in Paragraphs 3, 5, and 6 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);
b.	Any criminal liability;

c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;
d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
e.	Any liability based upon obligations created by this Agreement; and
f.	Any liability of individuals;

8.Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator’s receipt of the payment described in Paragraph 2, Relator and his heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action.

9.Relator and RMS have reached separate agreements regarding both Relator’s retaliation claims under 31 U.S.C. § 3730(h), as well as Relator’s claims for reasonable attorneys’ fees, costs, and expenses under 31 U.S.C. § 3730(d). Releases for those claims, which are reserved in this Agreement, will be contained in those separate agreements between Relator and RMS.

10.RMS has provided sworn financial disclosure statements (“Financial Statements”) to the United States, and the United States has relied on the accuracy and completeness of those Financial Statements in reaching this Agreement. RMS warrants that the Financial Statements are complete, accurate, and current. If the United States learns of asset(s) in which RMS had an interest at the time of this Agreement that were not disclosed in the Financial Statements, or if the United States learns of any misrepresentation by RMS on, or in connection with, the Financial Statements, and if such nondisclosure or misrepresentation changes the estimated net worth set forth in the Financial Statements by $250,000 or more, the United States may at its option: (a) rescind this Agreement and file suit based on the Covered Conduct, or (b) let the Agreement stand and collect the full Settlement Amount plus one hundred percent (100%) of the value of the net worth in excess of the $250,000 previously undisclosed. RMS agrees not to contest any collection action undertaken by the United States pursuant to this provision, and immediately to pay the United States all reasonable costs incurred in such an action, including attorney’s fees and expenses.

11.In the event that the United States, pursuant to Paragraph 10 (concerning disclosure of assets) above, opts to rescind this Agreement, RMS agrees not to plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that (a) are filed by the United States within 90 calendar days of written notification to RMS that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available on the Effective Date of the Agreement.

12.RMS waives and shall not assert any defenses RMS may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

13.RMS fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that RMS has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

14.RMS fully and finally releases Relator, his heirs, personal representatives, legal representatives, successors, attorneys, agents and assigns, from any and all claims, actions, damages, liabilities, losses, expenses, compensations, reimbursements, actions, rights, suits, proceedings and causes of action of whatsoever kind or nature, in law or in equity, known or unknown, suspected or unsuspected, contingent or non-contingent, matured or unmatured, whether or not concealed or hidden, and without regard to the subsequent discovery or existence of such different or additional facts, of any kind of nature whatsoever, now existing or arising in the future, based on any act, omission, event, occurrence or nonoccurrence from the beginning of time to the date of execution of this Agreement, including but not limited to, any claims (including claims for attorneys’ fees, costs, and expenses of every kind and however denominated) that RMS has asserted, could have asserted, or may assert in the future against Relator, himself individually, his heirs, personal representatives, legal representatives, successors, attorneys, agents and assigns, related to the Covered Conduct and Relator’s investigation and prosecution thereof.

15.The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier; TRICARE carrier or payer) or any state payer, related to the Covered Conduct; and RMS agrees not to resubmit to any Medicare contractor, TRICARE carrier or payer, or any state payer any previously denied claims related to the Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.

16.RMS agrees to the following:

a.Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395111-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of RMS, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;
(2)	the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;
(3)

RMS’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4)	the negotiation and performance of this Agreement;
(5)	the payment RMS makes to the United States pursuant to this Agreement and any payments that RMS may make to Relator, including costs and attorneys fees; and
(6)

the negotiation of, and obligations undertaken pursuant to the CIA to: (i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and (ii) prepare and submit reports to the OIG-HHS.

are unallowable costs for government contracting purposes and under the Medicare Program, the Medicaid Program, and the TRICARE Program (hereinafter referred to as Unallowable Costs). However, nothing in paragraph 16.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to RMS.

b.Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by RMS, and RMS shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by RMS or any of its subsidiaries or affiliates to the Medicare, Medicaid, or TRICARE Programs.

c.Treatment of Unallowable Costs Previously Submitted for Payment: RMS further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by RMS or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. RMS agrees that the United States, at a minimum, shall be entitled to recoup from RMS any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by RMS or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on RMS or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d.Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine RMS’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

17.RMS agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, RMS shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. RMS further agrees to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf.

18.This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraphs 32 and 33, below.

19.RMS agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

20.RMS warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to RMS, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which RMS was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

21.If within any of the next four full fiscal years after the effective date of this settlement (2021, 2022, 2023, and 2024) RMS’s fiscal year revenues exceed $10 million, the Company agrees to pay the United States and Medicaid Participating States, per the terms of paragraph 24, an additional: (i) $500,000 for 2021, (ii) $750,000 for 2022, (iii) $1,000,000 for 2023, and (iv) $1,250,000 for 2024, for each corresponding fiscal year where the Company’s revenue exceeds $10 million. Payment will be made within 90 days after the end of the fiscal year. Within 90 days after the end of the fiscal year, RMS will provide a certified statement from a responsible corporate officer to the United States stating RMS’s revenues for the concluded fiscal year and will attach audited financial statements for that year.

22.If a Change in Control Transaction (as defined below) closes on or before the fourth anniversary of the Effective Date of this Agreement, a portion of the value attributed to RMS in that Change in Control Transaction shall be due and payable to the United States and Medicaid Participating States, per the terms of paragraph 24, within 30 calendar days as follows:

a.First, RMS shall pay a total of $5 million;

b.Second, RMS shall pay an additional 4% of the value attributed to RMS in the Change in Control Transaction if the value attributed to RMS is in excess of $100 million. (For example, if RMS were sold for $200 million, the United States and Medicaid Participating States would be paid $5 million pursuant to subsection (a) above and another $8 million ($200 million x 4% = $8 million) for a total of $13 million.)

The total payment by RMS pursuant to this paragraph 22 shall not exceed $28 million.

For purposes of this paragraph 22, Change in Control Transaction shall mean (A) the date of acquisition of legal title of more than 50 percent of RMS’s then issued and outstanding common stock by a person, entity or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934); (B) a merger, reorganization, consolidation, or similar transaction resulting in a business combination where RMS shareholders before the transaction own less than 50 percent of the new entity, or a person, entity, or group own more than 50 percent of the shares of the new entity; or (C) an event (including but not limited to any sale, license agreement, or other conveyance of significant income producing assets, including any intellectual property) which causes RMS to assign, sell, give up, or otherwise transfer more than 50 percent of RMS’s assets.

23.If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, RMS commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of RMS’s debts, or seeking to adjudicate RMS as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for RMS or for all or any substantial part of RMS’s assets, RMS agrees as follows:

a.RMS’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and RMS shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) RMS’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) RMS was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States or the Medicaid Participating States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to RMS.

b.If RMS’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy

Code, the United States, at its sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against RMS for the claims that would otherwise be covered by the releases provided in Paragraphs 3, 5, and 6, above, RMS agrees that (i) any such claims, actions, or proceedings brought by the United States are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this Paragraph, and RMS shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) RMS shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within 90 calendar days of written notification to RMS that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on July 10, 2019; and (iii) the United States has a valid claim against RMS in the amount of $56,000,000, minus any payments to the United States pursuant to Paragraph 22, and the United States may pursue its claim in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

c.RMS acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

24.Any payment pursuant to Paragraph 21 or 22 shall be treated as restitution and shall be paid as follows:

a.94.54% percent shall be paid pursuant to wire instructions provided by the United States;

b.5.46% percent shall be paid in accordance with written instructions from the Medicaid Participating States’ Negotiating Team and under the terms and conditions of the agreements that RMS will enter into with the Medicaid Participating States.

25.Upon receipt of the payment described in Paragraph 1, above, the United States and Relator shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal of RMS with prejudice from the Civil Action pursuant to Rule 41(a)(1).

26.Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement, except as to Relator’s claim for attorneys’ fees, costs, and expenses under 31 U.S.C. § 3730(d), reserved in Paragraph 4.

27.Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

28.This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Eastern District of Michigan. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

29.This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

30.The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

31.This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

32.This Agreement is binding on RMS’s successors, transferees, heirs, and assigns.

33.This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

34.All Parties consent to RMS’s and the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

35.This Agreement is effective on the date of signature of the last signatory to the Agreement (“Effective Date of this Agreement”). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: December 28, 2020	BY:	/s/ Jonny Zajac
Jonny Zajac
Assistant United States Attorney
United States Attorney’s Office
Eastern District of Michigan

DATED: December 28, 2020	BY:	/s/ Lisa M. Re
Lisa M. Re
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of Health and Human Services

DATED: December 28, 2020	BY:	/s/ Salvatore M. Maida
Salvatore M. Maida
General Counsel
Defense Health Agency
United States Department of Defense

RMS – DEFENDANT

DATED: 12/22/2020	BY:	/s/ Will McGuire
Will McGuire
Chief Executive Officer

DATED: December 21, 2020	BY:	/s/ Michael C. Theis
Michael C. Theis
Hogan Lovells US LLP
Counsel for Ra Medical Systems, Inc.

ROBERT GRUBER RELATOR

DATED: 12/22/20	BY:	/s/ Robert Gruber
Robert Gruber

DATED: 12/22/20	BY:	/s/ J. Marc Vezina
J. Marc Vezina
Counsel for Robert Gruber

DATED: 12/22/20	BY:	/s/ Ryon McCabe
Ryon McCabe
Counsel for Robert Gruber

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